Exhibit 34.1

KPMG LLP
1676 International Drive
McLean, VA 22102

Report of Independent Registered Public Accounting Firm

The Board of Directors
Navient Corporation:

We have examined management’s assessment, included in the accompanying Assertion on Compliance with Regulation AB Criteria, that Navient Solutions, LLC (the “Company”), a direct wholly owned subsidiary of Navient Corporation, complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for its servicing of student loan asset-backed securities transactions that were outstanding during the period from January 1, 2016 through December 31, 2016 (the “Platform” and each such asset-backed securities transaction is a “Platform trust”), to the extent required by the related transaction agreements as to any transaction, except for servicing criteria 1122(d)(1)(iii), 1122(d)(2)(ii), 1122(d)(2)(iii), 1122(d)(2)(vi), 1122(d)(3)(iii), and 1122(d)(4)(x) - 1122(d)(4)(xiii), which the Company has concluded were not required of the Company under the related transaction agreements for any Platform trust, as of and for the year ended December 31, 2016. With respect to servicing criteria 1122(d)(1)(i), 1122(d)(2)(ii), 1122(d)(2)(iv), 1122(d)(2)(v), 1122(d)(2)(vii), 1122(d)(3)(i), 1122(d)(3)(ii), 1122(d)(3)(iv), 1122(d)(4)(iii),and 1122(d)(4)(xv) the Company has concluded that such criteria are not applicable under the related transaction agreements for the SMB Private Education Loan Trust 2014-A transaction. Appendix B to the accompanying Assertion on Compliance with Regulation AB Criteria identifies the individual asset-backed transactions and securities for which the Company acted as administrator or sub-administrator, as applicable (collectively, the “administrator”) and the servicer or sub-servicer, as applicable (collectively, the “servicer) during the period from January 1, 2016 through December 31, 2016 defined by management as constituting the Platform. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assessment about the Company’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

In our opinion, management’s assessment that the Company complied with the aforementioned servicing criteria as of and for the year ended December 31, 2016 is fairly stated, in all material respects.

/s/ KPMG LLP

McLean, VA
March 24, 2017